Exhibit 1

TRANSACTIONS IN SECURITIES OF THE ISSUER

The following table sets forth all transactions with respect to shares of Common Stock effected in the previous 60 days to this Schedule 13D by the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on June 15, 2026. Except as otherwise noted below, all such transactions were purchases or sales of shares of Common Stock effected in the open market.

Reporting Person: ValueAct Master Fund

Date of Transaction	Buy/Sell	Shares Bought (Sold)	Price Per Share
05/06/2026	Sell	(188)	$98.01
05/14/2026	Sell	(5,463)	$98.36
05/26/2026	Sell	(18)	$98.08
06/01/2026	Sell	(4,612)	$98.08
06/03/2026	Sell	(11,847)	$92.08
06/04/2026	Sell	(9,306)	$88.81
06/10/2026	Sell	(40,803)	$95.53
06/11/2026	Sell	(147,958)	$98.58
06/12/2026	Sell	(61,969)	$97.62
06/15/2026	Sell	(139,775)	$97.45

Reporting Person: ValueAct Strategic Global

Date of Transaction	Buy/Sell	Shares Bought (Sold)	Price Per Share
05/06/2026	Sell	(12)	$98.01
05/14/2026	Sell	(341)	$98.36
05/26/2026	Sell	(1)	$98.08
06/01/2026	Sell	(288)	$98.08
06/03/2026	Sell	(740)	$92.08
06/04/2026	Sell	(581)	$88.81
06/10/2026	Sell	(2,549)	$95.53
06/11/2026	Sell	(9,242)	$98.58
06/12/2026	Sell	(3,871)	$97.62
06/15/2026	Sell	(8,731)	$97.45